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                                                                  EXHIBIT 99.1


FOR IMMEDIATE RELEASE

AVECOR CARDIOVASCULAR INC.
ADOPTS SHAREHOLDER RIGHTS PLAN
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           MINNEAPOLIS, July 02 -- AVECOR Cardiovascular Inc. (Nasdaq:AVEC)
announced that it has adopted a shareholder rights plan to protect the company and its shareholders from unsolicited attempts or inequitable offers to acquire the company. The rights plan has no immediate dilutive effect and does not diminish the ability of the company or its shareholders to accept a fair offer for the company.

           To implement this shareholder rights plan, the company has declared a dividend distribution of one preferred share purchase right on each share of AVECOR common stock outstanding on Aug. 2, 1996. Each right will entitle shareholders to buy one one-thousandth of a share of the company's Series A Junior Preferred Stock at an exercise price of $80.00.
The rights will become exercisable following the 10th day after: (a) a person or group announces acquisition of 15 percent or more of the company's common stock, (b) a person or group announces commencement of a tender offer the consummation of which would result in ownership by the person or group of 15 percent or more of the company's common stock, or (c) the company's board of continuing directors determines that a person is an adverse person, as defined in the rights agreement.

           The company will be entitled to redeem the rights at $.001 (one-tenth of one cent) per right at certain times as provided in the rights agreement. The rights will expire on June 25, 2006.

           If, prior to redemption of the rights, a person or group acquires 15 percent or more of the company's common stock or is determined by a majority of the company's "continuing directors" to be an "adverse person," then each right not owned by such a 15 percent shareholder or adverse person will entitle its holder to purchase, at the right's then-current exercise price, that number of preferred share fractions (or, at the election of at least a majority of the continuing directors, shares of common stock) of the company having a market value at that time of twice the right's exercise price. In addition, if the company sells more than 50 percent of its assets or earning power or is acquired in a merger or other business combination transaction in which it is not the surviving corporation, the acquiring person must assume the obligations under the rights and the rights agreement will become exercisable to acquire common stock of the acquiring person at the discounted price.

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           "This rights agreement is intended to protect our shareholders should AVECOR become the target of hostile or unfriendly takeover tactics," said Anthony Badolato, chief executive officer. "It is designed to assure that all shareholders of the company receive a fair price for their shares in the event of an acquisition of the company. It is also designed to make certain that all AVECOR shareholders receive full and fair treatment in the event of an attempted takeover. The rights agreement was not adopted in response to any specific effort to acquire control of the company, and AVECOR directors are not aware of any such effort."

           AVECOR Cardiovascular Inc., headquartered in Minneapolis, develops, manufactures and markets specialty disposable medical devices for heart/lung bypass surgery and long-term respiratory support. The company's current products include membrane oxygenators, blood reservoirs, blood filters, cardioplegia systems and custom tubing packs.

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07/02/96